SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2006

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Maiden Lane, New York, NY		10005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 24, 2006, our operating partnership and wholly-owned subsidiary, Caplease, LP, entered into an agreement with Liberty Property Limited Partnership and Liberty Property Philadelphia Trust (collectively, “Liberty”), to purchase an approximately one million square foot warehouse and distribution facility in Philadelphia, Pennsylvania, for a purchase price of approximately $90.1 million. The facility is net leased to a subsidiary of TJX Companies, Inc. through June 2021.

Our obligation to purchase the property under the agreement is subject to various customary closing conditions, including our satisfactory completion of due diligence during a due diligence period which expires on February 22, 2006. The agreement also includes the following terms and conditions:

•	we paid $1.0 million into escrow upon entering into the agreement;

•	we have the right to terminate the agreement and receive a refund of these funds for any reason or no reason at any time during the due diligence period;

•	we are required to pay an additional $2.0 million into escrow upon expiration of the due diligence period;

•	the funds we have paid into escrow will be applied against the purchase price at closing; and

•	if we default in our obligations under the agreement, Liberty will be entitled to payment of the funds we have paid into escrow as liquidated damages.

There is no material relationship between us and Liberty.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

By:	/s/ SHAWN P. SEALE
Shawn P. Seale
Senior Vice President, Chief Financial Officer and Treasurer

DATE: January 27, 2006